UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported) August 12, 2005

AGILENT TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15405	77-0518772
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

395 Page Mill Road, Palo Alto, California 94306

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (650) 752-5000

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Semiconductor Products Group Asset Purchase Agreement

On August 14, 2005, Agilent Technologies, Inc. (“Agilent”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Argos Acquisition Pte. Ltd. providing for the sale of substantially all of the assets of Agilent’s Semiconductor Products Group (“SPG”). Under the terms of the Asset Purchase Agreement, the purchase price payable for SPG will be U.S. $2.66 billion, subject to adjustment based on a determination of Adjusted EBITDA (as defined in the Asset Purchase Agreement) and working capital at closing. The transaction is subject to antitrust approvals and other customary closing conditions.

A copy of the Asset Purchase Agreement is included herein as Exhibit 2.1 and is incorporated by reference into this Item 1.01. The foregoing description is qualified in its entirety by reference to the full text of the Asset Purchase Agreement.

Lumileds Share Purchase Agreement

On August 12, 2005, Agilent entered into a Share Purchase Agreement (the “Share Purchase Agreement”) with Agilent LED International, Philips Lumileds Holding B.V. and Koninklijke Philips Electronics N.V. (“Philips”) pursuant to which Agilent agreed to sell its stake in Lumileds Lighting International, B.V. (“Lumileds”) to Philips.

Lumileds is a global joint venture between Agilent and Philips under a Second Amended and Restated Joint Venture Agreement (the “Joint Venture Agreement”), dated as of November 29, 2004, between Agilent and Philips. Lumileds develops, manufactures and sells LEDs, modules, products and systems for a broad spectrum of lighting applications, including automotive lighting, high-brightness traffic signals, contour lighting and signs, outdoor illumination and white LEDs for both indoor and outdoor applications. Pursuant to the Share Purchase Agreement, as of the closing of the transaction the Joint Venture Agreement and the ancillary agreements will be terminated.

The purchase price payable by Philips to Agilent under the Share Purchase Agreement is U.S. $948.5 million. Lumileds will also repay approximately $51.5 million in outstanding debt due to Agilent under the Credit Agreement, dated as of November 31, 2001, by and among Lumileds, Philips, Agilent and Agilent Technologies Coordination Center S.C./C.V. The transaction is subject to antitrust approval.

A copy of the Share Purchase Agreement is included herein as Exhibit 2.2 and is incorporated by reference into this Item 1.01. The foregoing description is qualified in its entirety by reference to the full text of the Share Purchase Agreement.

ITEM 2.05.	COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES.

On August 15, 2005, Agilent announced a restructuring plan to reduce its Global Infrastructure costs by more than $450 million, and infrastructure-related employment by about 1,300 jobs. This reduction will be accomplished through a combination of employee transfers to the divestiture and spin-off, attrition and work force reduction. Agilent expects this restructuring to be largely completed around the middle of fiscal year 2006, and the roughly $200 million implementation cost to be essentially offset by the proceeds of property and other asset sales.

Forward-Looking Statements

This Form 8-K contains forward-looking statements as defined in the Securities Exchange Act of 1934 and subject to the safe harbors created therein. The forward-looking statements contained herein include, but are not limited to, the completion of divestitures and Agilent’s expected restructuring and the reduction of infrastructure costs following their completion.

These forward-looking statements involve risks and uncertainties that could cause Agilent’s results to differ materially from management’s current expectations. Such risks and uncertainties include, but are not limited to risks associated with the ability to effect the divestitures on a timely basis, risks associated with changes in demand for Agilent’s products and risks associated with the development generally of Agilent’s overall strategic objectives.

In addition, other risks that Agilent faces in running its operations include the ability to execute successfully through business cycles while it continues to implement cost reductions; the ability to meet and achieve the benefits of its cost-reduction goals and otherwise successfully adapt its cost structures to continuing changes in business conditions; ongoing competitive, pricing and gross margin pressures; the risk that our cost-cutting initiatives will impair our ability to develop products and remain competitive and to operate effectively; the impact of geopolitical uncertainties on our markets and our ability to conduct business; the ability to improve asset performance to adapt to changes in demand; the ability to successfully introduce new products at the right time, price and mix and other risks detailed in Agilent’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the period ended April 30, 2005. Forward-looking statements are based on the beliefs and assumptions of Agilent’s management and on currently available information. Agilent undertakes no responsibility to publicly update or revise any forward-looking statement.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits.

The following are filed as exhibits to this report:

Exhibit No.	Description
2.1	Asset Purchase Agreement, dated as of August 14, 2005, by and between Agilent Technologies, Inc. and Argos Acquisition Pte. Ltd.

2.2	Share Purchase Agreement, dated as of August 12, 2005, by and among Agilent Technologies, Inc. and Agilent LED International, Philips Lumileds Holding B.V. and Koninklijke Philips Electronics N.V.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGILENT TECHNOLOGIES, INC.

By:	/s/ MARIE OH HUBER
Name:	Marie Oh Huber
Title:	Vice President, Assistant Secretary and Assistant General Counsel

Date: August 15, 2005